November 14, 2006
EPIX Pharmaceuticals, Inc.
4 Maguire Road
Lexington, MA 02421
Ladies and Gentlemen:
     This opinion is delivered to you in our capacity as counsel to EPIX Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-3 on or about the date hereof (as amended or supplemented, the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the sale of up to 7,722,954 shares of the Company’s common stock (the “Selling Stockholder Shares”) to be sold by the selling stockholders listed on the Registration Statement under “Selling Stockholders.”
     We have reviewed such documents and made such investigation of law as we deemed appropriate to give the opinion expressed below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates and other inquiries of officers or representatives of the Company.
     The opinion expressed below is limited to the Delaware General Corporation Law (which includes applicable provisions of the Delaware Constitution and Delaware General Corporation Law and reported judicial decisions interpreting those provisions).
     Based on the foregoing, we are of the opinion that the Selling Stockholder Shares have been duly authorized and validly issued, and are fully paid and non-assessable under the Delaware General Corporation Law.
     We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations thereunder.

Very truly yours,
/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP